Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Workiva Inc. for the registration of Class A common stock, preferred stock, debt securities, warrants, rights or units and to the incorporation by reference therein of our report dated February 23, 2017, with respect to the consolidated financial statements of Workiva Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 3, 2017